Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2014 Financial Results

HERCULES, CA - May 6, 2014 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March 31, 2014.

First-quarter reported revenues were $509.3 million, up 1.9% compared to $499.7 million reported for the first quarter of 2013. On a currency-neutral basis, quarterly revenues increased 2.9% compared to the same period last year. First-quarter 2014 gross margin was 54.0% compared to 54.3% during the same quarter last year.

Net income attributable to Bio-Rad for the first quarter of 2014 was $6.7 million, or $0.23 per share on a fully diluted basis compared to $20.2 million or $0.70 per share during the same period last year. The lower net income in the first quarter of 2014 versus the first quarter of 2013 reflected higher relative SG&A expenses primarily due to an accrued expense of $9.8 million during the first quarter of 2014 in connection with the Company’s efforts to resolve the previously disclosed investigation of the Company in connection with the United States Foreign Corrupt Practices Act, as well as higher information technology and employee-related expenses. Tax expense was skewed during the first quarters of 2013 and 2014 due to certain discrete items and the expiration of the U.S. research & development tax credit in 2014 versus the retroactive reinstatement of that credit in the first quarter of 2013. Cash flow was strong in the quarter, as cash provided by operations was $68.9 million versus $24.0 million in the same period last year. This strength was primarily due to an increase in customer collections, a decrease in interest paid resulting from the redemption of our 8% Senior Subordinated Notes, and a decrease in taxes paid.

“We are encouraged with sales results in the first quarter especially in emerging markets,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “Investments in acquired technologies and in systems will continue to moderate our profitability in the near term but should yield significant benefit to the company in the future.”

Life Science
The Life Science segment net sales for the first quarter of 2014 were $161.5 million, up 3.3% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 4.6% compared to the first quarter in 2013. Results from the first quarter benefitted from increased sales of Droplet Digital™ PCR, food science, and process chromatography products, as well as strength in the European and China markets. Growth of the Life Science segment during the first quarter of 2014 was offset by continued challenges in the research spending environment, particularly in the U.S.

Clinical Diagnostics
Net sales for the Clinical Diagnostics segment in the first quarter of 2014 were $344.3 million, an increase of 1.3% compared to the first quarter for 2013. On a currency-neutral basis, net sales were up 2.1% compared to the same period last year. Performance of the Clinical Diagnostics segment reflects modest growth across most product lines as well as strength in the Asia Pacific and Latin America markets.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 6, 2014. Interested parties may access the call by dialing 800-299-9630 within the U.S. or 617-786-2904 outside the U.S., access number 16595168.

A live webcast of the conference call may be accessed in the Investor Relations section of our website at www.bio-rad.com. A replay of the call will be available at 888-286-8010 within the U.S. or 617-801-6888 outside the U.S., access number 44551012, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site and may be accessed in the Investor Relations section of www.bio‑rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) designs, manufactures, and distributes a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs over 7,750 people worldwide and had revenues exceeding $2.1 billion in 2013. For more information, visit our website at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net sales	$509,344	$499,672
Cost of goods sold	234,055	228,260
Gross profit	275,289	271,412
Selling, general and administrative expense	202,275	185,917
Research and development expense	52,543	50,343
Income from operations	20,471	35,152
Interest expense	3,857	10,977
Foreign exchange losses, net	2,737	1,528
Other (income) expense, net	(661)	(1,400)
Income before income taxes	14,538	24,047
Provision for income taxes	(7,870)	(3,875)
Net income including noncontrolling interests	6,668	20,172
Net income attributable to noncontrolling interests	—	(21)
Net income attributable to Bio-Rad	$6,668	$20,151

Basic earnings per share:
Net income per basic share attributable to Bio-Rad	$0.23	$0.71
Weighted average common shares - basic	28,791	28,494

Diluted earnings per share:
Net income per diluted share attributable to Bio-Rad	$0.23	$0.70
Weighted average common shares - diluted	29,059	28,817

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$364,507	$331,551
Short-term investments	276,826	277,369
Accounts receivable, net	383,928	422,660
Inventories, net	513,852	501,291
Other current assets	227,697	214,985
Total current assets	1,766,810	1,747,856

Property, plant and equipment, net	430,876	429,355
Goodwill, net	520,525	517,770
Purchased intangibles, net	256,444	266,188
Other assets	466,723	427,621
Total assets	$3,441,378	$3,388,790

Current liabilities:
Accounts payable	$130,864	$148,510
Accrued payroll and employee benefits	133,048	130,658
Notes payable and current maturities of long-term debt	1,732	1,786
Income and other taxes payable	32,596	33,555
Other current liabilities	183,011	172,963
Total current liabilities	481,251	487,472

Long-term debt, net of current maturities	435,611	435,615
Other long-term liabilities	291,913	278,981
Total liabilities	1,208,775	1,202,068

Total stockholders’ equity	2,232,603	2,186,722
Total liabilities and stockholders’ equity	$3,441,378	$3,388,790

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Cash received from customers	$544,447	$504,158
Cash paid to suppliers and employees	(468,101)	(460,093)
Interest paid	(292)	(11,675)
Income tax payments	(6,909)	(14,195)
Other operating activities	(224)	5,822
Net cash provided by operating activities	68,921	24,017
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(1,364)	(64,056)
Other investing activities	(37,557)	(44,226)
Net cash used in investing activities	(38,921)	(108,282)
Cash flows from financing activities:
Payments on long-term borrowings	(66)	(74)
Other financing activities	3,556	(7,352)
Net cash provided by (used in) financing activities	3,490	(7,426)
Effect of foreign exchange rate changes on cash	(534)	(3,068)
Net decrease in cash and cash equivalents	32,956	(94,759)
Cash and cash equivalents at beginning of period	331,551	463,388
Cash and cash equivalents at end of period	$364,507	$368,629

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$6,668	$20,172
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	36,671	33,290
Changes in working capital	25,689	(33,892)
Other	(107)	4,447
Net cash provided by operating activities	$68,921	$24,017